Exhibit 99.5
APOLLO GROUP, INC.
STOCK OPTION ASSUMPTION AGREEMENT
APTIMUS, INC.
1997 STOCK OPTION PLAN, AS AMENDED
Optionee: «Employee»,
          STOCK OPTION ASSUMPTION AGREEMENT made as of the 29th day of October 2007 by Apollo Group, Inc., an Arizona corporation (“Apollo”).
          WHEREAS, the undersigned individual (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of Aptimus, Inc., a Washington corporation (“Aptimus”), which were granted to Optionee under the Aptimus, Inc. 1997 Stock Option Plan, as amended (the “Plan”) and which are each evidenced by a Stock Option Agreement (the “Option Agreement”).
          WHEREAS, Aptimus has been acquired by Apollo through the merger of Aptimus into a wholly-owned Apollo subsidiary (the “Merger”) pursuant to the Agreement and Plan of Merger, by and among Apollo Group, Inc., Asteroid Acquisition Corporation and Aptimus (the “Merger Agreement”).
          WHEREAS, the provisions of the Merger Agreement require Apollo to assume the obligations of Aptimus under all stock options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each such outstanding stock option an agreement evidencing the assumption of such stock option by Apollo.
          WHEREAS, pursuant to the provisions of the Merger Agreement, the applicable exchange ratio (the “Option Exchange Ratio”) in effect for the assumption of outstanding stock options under the Plan, as determined in accordance with the formula provisions of the Merger Agreement, is 0.0858564 shares of Apollo Class A common stock (“Apollo Stock”) for each share of Aptimus common stock (“Aptimus Stock”) subject to such an outstanding option.
          WHEREAS, Apollo’s assumption of Optionee’s outstanding stock options under the Plan became effective immediately upon the consummation of the Merger (the “Effective Time”), and the purpose of this Agreement is to reflect certain adjustments to Optionee’s outstanding stock options which have become necessary by reason of such assumption.
          NOW, THEREFORE, it is hereby agreed as follows:
          1. The number of shares of Aptimus Stock subject to the options held by Optionee immediately prior to the Effective Time (the “Aptimus Options”) and the exercise price payable per share are set forth below. Apollo hereby assumes, as of the Effective Time, all the duties and obligations of Aptimus under each of the Aptimus Options. In connection with such assumption, the number of shares of Apollo Stock purchasable under each Aptimus Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Option Exchange Ratio. Accordingly, the number of shares of Apollo Stock subject to each Aptimus Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Apollo Stock under the assumed Aptimus Option shall also be as indicated for that option below.

APTIMUS STOCK OPTIONS	APOLLO ASSUMED OPTIONS

# of Shares of Apollo
# of Shares of Aptimus,		Group, Inc. Class A	Adjusted Exercise Price per
Inc. Common Stock	Exercise Price per Share	Common Stock	Share

	$		$
          2. The intent of the foregoing adjustments to each assumed Aptimus Option is to assure that the spread between the aggregate fair market value of the shares of Apollo Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Aptimus Stock subject to the Aptimus Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Aptimus Option immediately prior to the Merger.
          3. The following provisions shall govern each Aptimus Option hereby assumed by Apollo:
          (a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement): (i) to the “Company” shall mean Apollo, (ii) to “share” shall mean a share of Apollo Stock, (iii) to the “Board” shall mean the Board of Directors of Apollo, (iv) to the “Committee” shall mean the Compensation Committee of the Apollo Board of Directors and (v) to the “Plan Administrator” shall mean the Compensation Committee of the Apollo Board of Directors.
          (b) The grant date and the expiration date of each assumed Aptimus Option and all other provisions which govern either the exercise or the termination of the assumed Aptimus Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase Apollo Stock.

          (c) Pursuant to the terms of the Option Agreement, none of the options assumed by Apollo vested or became exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each assumed Aptimus Option shall continue to vest and become exercisable for any presently unvested shares of Apollo Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Option Exchange Ratio.
          (d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee’s employment or contractual service relationship with Aptimus, Optionee’s employment or contractual service relationship shall be deemed to continue for so long as Optionee renders services as an employee or as a contractual consultant to Apollo or any present or future Apollo subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Aptimus Options upon the cessation of Optionee’s employment or contractual service relationship with Aptimus shall hereafter be applied on the basis of the cessation of Optionee’s employment or contractual service relationship with Apollo and its subsidiaries, and each assumed Aptimus Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment or contractual service relationship with Apollo and its subsidiaries.
          (e) The adjusted exercise price payable for the Apollo Stock subject to each assumed Aptimus Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.
          (f) In order to exercise each assumed Aptimus Option, Optionee must deliver to Apollo a written or electronic notice of exercise in which the number of shares of Apollo Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased             shares of Apollo Stock or must provide for the payment of such adjusted exercise price to Apollo pursuant to a same-day exercise and sale and remittance procedure. Any written notice of exercise must be delivered to Apollo at the following address:
Apollo Group, Inc.
4615 E. Elwood St.
Phoenix, AZ 85040
Attention: Stock Administration
          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

          IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 29th day of October, 2007.

APOLLO GROUP, INC.

By:

Title:

ACKNOWLEDGMENT
          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Aptimus Options hereby assumed by Apollo are as set forth in the Option Agreement, the Plan (as applicable) and such Stock Option Assumption Agreement.

«Employee», OPTIONEE
DATED:                                         , 2007

5